CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
HONG KONG HIGHPOWER TECHNOLOGY, INC.

a Delaware corporation

Hong Kong Highpower Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  The Certificate of Incorporation of the Corporation is hereby amended by deleting Article 1 thereof and by substituting new Article 1 in the following form:

“The name of the corporation is Highpower International, Inc.”

SECOND:  The amendment set forth has been duly approved by the Board of Directors of the Corporation and by the stockholders entitled to vote thereon.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I, the undersigned, being the Chief Executive Officer of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the Delaware General Corporation Law, do make and file this Certificate of Amendment, hereby declaring and certifying that the facts herein stated are true and accordingly have hereunto set my hand, as of this  20th day of October 2010.

By:	/s/ Dang Yu Pan
Name:	Dang Yu Pan
Title:	Chief Executive Officer